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                                                                   EXHIBIT 10.12

                                     TEKELEC

                            INDEMNIFICATION AGREEMENT

      This INDEMNIFICATION AGREEMENT (this "Agreement") is made on June 27, 2003 between Tekelec, a California corporation ("Tekelec"), and Martin A. Kaplan ("Indemnitee"), a member of the Board of Directors of Tekelec.

      WHEREAS, there is a general awareness that competent and experienced persons are becoming more reluctant to serve as directors of publicly held corporations unless they are protected by comprehensive policies of insurance or indemnification, due, among other things, to the increased number of lawsuits against such corporations and their directors, the attendant expense of defending against such lawsuit, and the exposure of such directors to unreasonably high damages;

      WHEREAS, present laws and interpretations are frequently too uncertain to provide such directors with adequate, reliable knowledge of the legal risks to which they may be exposed as a result of serving a corporation;

      WHEREAS, the Board of Directors has concluded that its directors should be provided with the maximum available protection against inordinate risks in order to insure that the most capable persons will be attracted to and remain in such positions and, therefore, has determined to obligate itself contractually to indemnify in a reasonable and adequate manner its directors and to assume for itself maximum liability for expenses and damages in connection with claims lodged against its directors as a result of their service to Tekelec;

      WHEREAS, applicable law empowers a corporation to indemnify persons serving as a director, officer, employee or agent of the corporation or a person who serves at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, and further empowers a corporation to purchase and maintain insurance (on behalf of such persons) against liability which may be asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of said laws;

      WHEREAS, the Board of Directors has concluded that, due to the high cost and other negative features of the coverage under presently available directors and officers liability insurance, it would not be in the best interests of its shareholders for Tekelec to purchase and maintain such insurance at this time and that its shareholders' interests would be better served by contracting to indemnify its directors and officers;

      WHEREAS, Tekelec desires to have Indemnitee serve or continue to serve as a director of Tekelec free from undue concern for unpredictable, inappropriate or unreasonable claims for damages by reason of his being a director of Tekelec or by reason of his decision or actions on its behalf, and Indemnitee desires to serve, or to continue to serve (provided that he is furnished the indemnity provided for hereinafter), in such capacity; and
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      WHEREAS, the parties believe it appropriate to memorialize and reaffirm
Tekelec's indemnification obligations to Indemnitee and, in addition, to set forth the agreements contained herein.

      NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

      1. Agreement to Serve. Indemnitee will serve and/or continue to serve, at the will of Tekelec or under separate contract, if such exists, as a director faithfully so long as he is duly elected and qualified in accordance with the provisions of the Bylaws of Tekelec or until such time as he tenders his resignation in writing.

      2. Indemnification. Indemnitee shall be indemnified and held harmless by Tekelec to the fullest extent permitted by its Articles of Incorporation, Bylaws and applicable law, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in any settlement approved in advance by Tekelec, which approval shall not unreasonably be withheld) (collectively, "Indemnifiable Expenses"), which are not paid directly by an insurance carrier under a policy of officers' and directors' liability insurance, or by Tekelec otherwise than pursuant to this Agreement, and which are reasonably incurred or suffered by Indemnitee in connection with the defense of any present or future threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, (i) to which Indemnitee was or is a party or is threatened to be made a party by reason of conduct in Indemnitee's capacity as a director of Tekelec, or (ii) with respect to which Indemnitee is otherwise involved by reason of the fact that Indemnitee is or was serving as a director of Tekelec, of any subsidiary, or is or was serving at the request of Tekelec as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (collectively, "Indemnifiable Litigation"). Notwithstanding the foregoing, Indemnifiable Litigation shall not be deemed to include actions or investigations brought against Indemnitee for violation of Section 16 of the Securities Exchange Act of 1934 or for failure to qualify for an exemption under Section 4 of the Securities Act of 1933.

      3. Interim Expenses; Undertaking to Repay.

            (a) Tekelec agrees to pay Indemnifiable Expenses incurred by Indemnitee in connection with any Indemnifiable Litigation in advance of the final disposition thereof unless a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested directors that, based upon the facts known to the Board at the time such determination is made, Indemnitee acted in bad faith or in a manner that Indemnitee did not believe to be in the best interests of Tekelec, or, with respect to any action by or in the right of Tekelec to procure a judgment in its favor, that Indemnitee acted in bad faith or in a manner Indemnitee did not believe to be in the best interests of Tekelec and its shareholders, or, with respect to any criminal proceeding, that Indemnitee believed or had reasonable cause to believe his conduct was unlawful. In no event shall any advance be made in instances where the Board of Directors reasonably determines that Indemnitee deliberately breached his duty to Tekelec or its shareholders. In the


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event Indemnitee believes that such determination is wrongful, Indemnitee may bring an action against Tekelec to recover advances in accordance with the provisions of Section 4(a).

            (b) In regard to any payments made by Tekelec to Indemnitee pursuant to the terms of this Section 3, Indemnitee hereby undertakes and agrees to repay to Tekelec any and all amounts so paid promptly and in any event within ninety
(90) days after the disposition, including any appeals, of any litigation or threatened litigation on account of which payments were made; provided, however, to the extent that Indemnitee is entitled to be indemnified by Tekelec under this Agreement, the Articles of Incorporation or Bylaws of Tekelec and/or under applicable law, Indemnitee shall not be required to repay the amount as to which he is determined to be entitled to indemnification. This undertaking shall not affect in any manner any other rights which Indemnitee may have against Tekelec, any insurer, or any other person to seek indemnification for or reimbursement of any expenses referred to herein or any judgment which may be rendered in any litigation or proceeding.

      4. Failure to Indemnify.

            (a) If a claim under this Agreement, under any statute, or under any provision of Tekelec's Articles of Incorporation or Bylaws providing for indemnification, is not paid in full by Tekelec within forty-five (45) days after a written request for payment thereof has first been received by Tekelec, Indemnitee may, but need not, at any time thereafter bring an action against Tekelec to recover the unpaid amount of the claim and, if successful in whole or in part, Indemnitee shall also be entitled to be paid for the reasonable expenses (including attorneys' fees) of bringing such action.

            (b) It shall be a defense to any such action (other than an action brought to enforce a claim under Section 3(a) for Indemnifiable Expenses incurred in connection with Indemnifiable Litigation in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for Tekelec to indemnify Indemnitee for the amount claimed. It is the parties' intention that if Tekelec contests Indemnitee's right to indemnification or to receive payments pursuant to Section 3(a), the question of Indemnitee's right to indemnification shall be for the court to decide, and neither the failure of Tekelec (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel or its shareholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by Tekelec (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel or its shareholders) that Indemnitee has or has not met the applicable standard of conduct.

      5. Successors. This Agreement establishes contract rights which shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto, and which shall continue after Indemnitee ceases to hold a position or have a relationship with Tekelec.

      6. Contract Rights Not Exclusive. The contract rights conferred by this Agreement shall be in addition to, but not exclusive of, any other right which Indemnitee may have or may


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hereafter acquire under any statute, provision of Tekelec's Articles of
Incorporation or Bylaws, agreement, vote of shareholders or directors or otherwise.

      7. Indemnitee's Obligations. Indemnitee shall promptly advise Tekelec in writing of the institution of any investigation, claim, action, suit or proceeding which is or may be subject to this Agreement and shall keep Tekelec generally informed of and consult with Tekelec with respect to the status of any such investigation, claim, action, suit or proceeding.

      8. Severability. Should any provision or section of this Agreement, or any clause thereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions, sections and clauses of this Agreement shall remain fully enforceable and binding on the parties.

      9. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties thereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

      10. Choice of Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                         TEKELEC

                                         By:   /s/ Frederick M. Lax
                                            ------------------------------------
                                               Frederick M. Lax, President
                                               and Chief Executive Officer
Attest:


  /s/ Ronald W. Buckly
----------------------------------
Secretary

                                         INDEMNITEE

                                           /s/ Martin A. Kaplan
                                         ---------------------------------------
                                         Martin A. Kaplan


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